EXHIBIT 8.1

LIST OF SUBSIDIARIES

Exhibit 8.1
List of Subsidiaries

Tasman Metals AB               Wholly-owned subsidiary incorporated pursuant to the laws of Sweden.
(formerly TasMet AB)